Exhibit 10.1

EXECUTION COPY

AMENDMENT No. 1 to

LETTER AGREEMENT

This Amendment No. 1 to Letter Agreement (this “Amendment”) is made as of this 27th day of April, 2012 by and among PHH Mortgage Corporation (“PHH”) and the Federal National Mortgage Association (“Fannie Mae”).

WHEREAS, PHH and Fannie Mae have previously entered into that certain Extension of Committed Purchase Facility for Early Funding Letter Agreement, dated as of December 15, 2011 (the “Letter Agreement”); and

WHEREAS, PHH and Fannie Mae now desire to amend the Letter Agreement on the terms and conditions set forth herein.

NOW, THEREFORE,                             in consideration of the foregoing recitals and the mutual covenants and agreements herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, PHH and Fannie Mae agree as follows:

Section 1.  New Section of Letter Agreement.  The Letter Agreement is hereby amended by adding a new section 1A, as follows:

“1A.                       Definitions.  As used herein, the following terms shall have the following meanings:

“Applicable Law” shall mean all provisions of statutes, rules, regulations, and orders of governmental bodies or regulatory agencies applicable to a Person, and all orders and decrees of all courts and arbitrators in proceedings or actions in which the Person in question is a party.

“Available Borrowing Capacity” shall mean committed borrowing capacity which may be drawn (taking into account required reserves and discounts) upon or has been drawn upon by PHH Corporation or any of its Subsidiaries under committed Mortgage Warehouse Facilities.

“Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal, or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Consolidated Net Worth” shall mean, at any date of determination, all amounts which would be included on a balance sheet of PHH Corporation and its Consolidated Subsidiaries under stockholders’ equity as of such date in accordance with GAAP.

“Consolidated Subsidiaries” shall mean all Subsidiaries of PHH Corporation that are required to be consolidated with PHH Corporation for financial reporting purposes in accordance with GAAP.

“Existing Mortgage Warehouse Facilities” shall mean the mortgage warehouse facilities and mortgage warehouse conduits of PHH and its Subsidiaries in place as of March 30, 2012.

“GAAP” shall mean generally accepted accounting principles consistently applied (except for accounting changes in response to FASB releases or other authoritative pronouncements) provided, however, that all calculations made pursuant to Sections 5(a)(ix) and 5(a)(x) hereof and the related definitions shall have been computed based on generally accepted accounting principles as are in effect on June 25, 2010.

“Government-Sponsored Enterprise” shall mean (i) Fannie Mae, (ii) Freddie Mac, (iii) Ginnie Mae, or (iv) any other U.S. Department of Housing and Urban Development entity.

“Guaranty” shall mean, as to any Person, any direct or indirect obligation of such Person guaranteeing or intended to guarantee any Indebtedness, Capital Lease, dividend or other monetary obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services, in each case, primarily for the purpose of assuring the owner of any such primary obligation of the repayment of such primary obligation or (d) as a general partner of a partnership or a joint venturer of a joint venture in respect of indebtedness of such partnership or such joint venture which is treated as a general partnership for purposes of Applicable Law. The amount of any Guaranty shall be deemed to be an amount equal to the stated or determinable amount (or portion thereof) of the primary obligation in respect of which such Guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder); provided that the amount of any Guaranty shall be limited to the extent necessary so that such amount does not exceed the value of the assets of such Person (as reflected on a consolidated balance sheet of such Person prepared in accordance with GAAP) to which any creditor or beneficiary of such Guaranty would have recourse. Notwithstanding the foregoing definition, the term “Guaranty” shall not include any direct or indirect obligation of a Person as a general partner of a general partnership or a joint venturer of a joint venture in respect of Indebtedness of such general partnership or joint venture, to the extent such Indebtedness is contractually non-recourse to the assets of such Person as a general partner or joint venturer (other than assets comprising the capital of such general partnership or joint venture).

“Indebtedness” shall mean (i) all indebtedness, obligations and other liabilities of PHH Corporation and its Subsidiaries which are, at the date as of which Indebtedness is to be determined, includable as liabilities in a consolidated balance sheet of PHH Corporation and its Subsidiaries, other than (w) accounts payable, accrued expenses and derivatives transactions entered into in the ordinary course of business pursuant to hedging programs, (x) advances from clients obtained in the ordinary course of the relocation management services business of PHH Corporation and its Subsidiaries, (y) current and deferred income taxes and other similar liabilities and (z) minority interest, plus (ii) without duplicating any items included in Indebtedness pursuant to the foregoing clause (i) (but excluding reinsurance obligations of Atrium Insurance Corporation and its successors and assigns), the maximum aggregate amount of all liabilities of PHH Corporation or any of its Subsidiaries under any Guaranty, indemnity or similar undertaking given or assumed of, or in respect of, the indebtedness, obligations or other liabilities, assets, revenues, income or dividends of any Person other than PHH Corporation or one of its Subsidiaries and (iii) all other obligations or liabilities of PHH Corporation or any of its Subsidiaries in relation to the discharge of the obligations of any Person other than PHH Corporation or one of its Subsidiaries.

“Mortgage Warehouse Facilities” shall mean (i) the Existing Mortgage Warehouse Facilities and (ii) each other credit facility or conduit for the warehousing or gestation of mortgages that provides financing to PHH Corporation or any of its Subsidiaries.

“Person” shall mean any natural person, corporation, division of a corporation, partnership, limited liability company, trust, joint venture, association, company, estate, unincorporated organization or government or any agency or political subdivision thereof.

“Securitization Indebtedness” shall mean Indebtedness incurred by any structured bankruptcy-remote Subsidiary of PHH Corporation which does not permit or provide for recourse to PHH Corporation or any Subsidiary of PHH Corporation (other than such structured bankruptcy-remote Subsidiary) or any property or asset of PHH Corporation or any Subsidiary of PHH Corporation

(other than the property or assets of such structured bankruptcy-remote Subsidiary).

“Subsidiary” shall mean, with respect to any Person, any corporation, association, joint venture, partnership or other business entity (whether now existing or hereafter organized) of which at least a majority of the voting stock or other ownership interests having ordinary voting power for the election of directors (or the equivalent) is, at the time as of which any determination is being made, owned or controlled by such Person or one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Amendment shall refer to a Subsidiary or Subsidiaries of PHH Corporation.

“Tangible Net Worth” shall mean, at any date of determination, Consolidated Net Worth minus the aggregate book value of all intangible assets of PHH Corporation and its Consolidated Subsidiaries as of such date in accordance with GAAP.”

Section 2.                   Modification of Letter Agreement.  (a)         Section 5(a)(iii) of the Letter Agreement is hereby deleted in its entirety and replaced with the word “RESERVED”.

(b)                                 Section 5(a)(vi) of the Letter Agreement is hereby deleted in its entirety and replaced with the following:

“(vi) a “Repurchase Trigger Event” as defined in Master Agreement  no. MP04624 by and between Fannie Mae and PHH;”

(c)                                  Section 5(a)(vii) of the Letter Agreement is hereby amended by deleting the term “and” at the end of such Section.

(d)                                 Section 5(a)(viii) of the Letter Agreement is hereby amended by changing the “.” at the end of such Section to a “;”.

(e)                                  Section 5(a) of the Letter Agreement is hereby amended by adding the following text immediately following Section 5(a)(viii) of the Letter Agreement:

“(ix)                        the Consolidated Net Worth on the last day of any fiscal quarter of PHH Corporation after April 27, 2012, being less than US$1 billion;

(x)                                 on the last day of each fiscal quarter of PHH Corporation, the ratio of Indebtedness to Tangible Net Worth being in excess of 6.5 to 1.0;

(xi)                              the failure by PHH Corporation and its Subsidiaries to maintain aggregate Available Borrowing Capacity of at least US$1 billion at all times (excluding committed or uncommitted loan purchase arrangements or other funding arrangements from Fannie Mae related to the Early Funding Agreements or otherwise, and any warehouse capacity provided by Government-Sponsored Enterprises), provided, that no more than US$500 million of such capacity is in respect of facilities that are exclusively gestation facilities; and

(xii)                           (i) a default in payment shall be made with respect to any Indebtedness of PHH Corporation or any of its Subsidiaries (other than Securitization Indebtedness) where the amount or amounts of such Indebtedness exceeds US$25 million (or its equivalent thereof in any other currency) in the aggregate; or (ii) default in payment or performance shall be made with respect to any Indebtedness of PHH Corporation or any of its Subsidiaries (other than Securitization Indebtedness) where the amount or amounts of such Indebtedness exceeds US$25 million (or its equivalent thereof in any other currency) in the aggregate, if the effect of such default is to result in the acceleration of the maturity of such Indebtedness; or (iii) any other circumstance shall arise (other than the mere passage of time) by reason of which PHH Corporation or any Subsidiary of PHH Corporation is required to redeem or repurchase, or offer to holders the opportunity to have redeemed or repurchased, any such Indebtedness (other than Securitization Indebtedness) where the amount or amounts of such Indebtedness exceeds US$25 million (or its equivalent thereof in any other currency) in the aggregate; provided that clause (iii) shall not apply to secured Indebtedness that becomes due as a result of a voluntary sale of the property or assets securing such Indebtedness or Indebtedness that is redeemed or repurchased at the option of PHH Corporation or any of its Subsidiaries or with respect to any Indebtedness that is convertible, in whole or in part, into shares of capital stock of PHH Corporation and/or cash based on any formula(s) that reference the trading price of shares of capital stock of PHH Corporation, any payment for settlement (whether in cash or otherwise) upon conversion thereof and provided, further, that clauses (ii) and (iii) shall not apply to any Indebtedness of any Subsidiary issued and outstanding prior to the date such Subsidiary became a Subsidiary of PHH Corporation (other than Indebtedness issued in connection with, or in anticipation of, such Subsidiary becoming a Subsidiary of PHH Corporation) if such default or circumstance arises solely as a result of a “change of control” provision applicable to such

Indebtedness which becomes operative as a result of the acquisition of such Subsidiary by PHH Corporation or any of its Subsidiaries.”

(f)                                   Section 5(b)(i) of the Letter Agreement is hereby amended by deleting the term “and” at the end of such Section.

(g)                                  Section 5(b)(ii) of the Letter Agreement is hereby amended by changing the “.” at the end of such Section to a “; and”.

(h)                                 Section 5(b) of the Letter Agreement is hereby amended by adding the following text immediately following Section 5(b)(ii) of the Letter Agreement:

“(iii)                         the termination of each As Soon As Pooled Sale Agreement between Fannie Mae and PHH and each As Soon As Pooled Plus Agreement between Fannie Mae and PHH.

(i)                                     Section 8 of the Letter Agreement is hereby deleted in its entirety and replaced with the following:

“8.  No Publicity.  Neither party shall, in the course of performance of this Letter Agreement or thereafter, use the other party’s name in any advertising or promotional materials without the prior written consent of the other party, which consent shall not be unreasonably withheld.”

(j)                                    Section 5(a)(i) of the Letter Agreement is hereby amended by inserting “or Termination Event” immediately after “Event of Default”.

(k)                                 Section 2(d) of the Letter Agreement is hereby deleted in its entirety and replaced with the following:

“(d)                           For the avoidance of doubt, this Letter Agreement is intended to create a binding commitment by Fannie Mae to purchase mortgage loans and pools of mortgage loans from PHH pursuant to the terms of the Early Funding Agreements, and as such, any provisions in the Early Funding Agreements that relate to:

(i) an Early Funding Agreement not being construed as conferring the right to PHH to deliver mortgage loans or pools of mortgage loans to Fannie Mae or an obligation of Fannie Mae to accept such deliveries;

(ii) an Early Funding Agreement not being a commitment of funds to PHH; or

(iii) the ability of either party to terminate or cancel an Early Funding Agreement at any time in the absence of a Termination Event or an Event of Default, as applicable, under such Early Funding Agreement;

shall be superseded by this Letter Agreement, provided, however, that except as set forth above, this Letter Agreement does not otherwise modify the terms and provisions of the Early Funding Agreements, including, without limitation, the procedures, and requirements of the initiation or completion of the delivery and sale of mortgage loans and pools of mortgage loans pursuant to the Early Funding Agreements or the ability of either party to declare an Event of Default or Termination Event under the Early Funding Agreements and exercise any rights and remedies arising therefrom.”

Section 3.  No Further Changes.  The terms of the Letter Agreement, except as modified by this Amendment, shall otherwise remain unchanged and in full force and effect.

Section 4.  Miscellaneous.

(a)                                 Governing Law. This Amendment shall be construed in accordance with, and governed by, the laws of the State of New York, without giving effect to the conflict of law principles thereof (except for Section 5-1401 of the New York General Obligations Law).

(b)                                 Counterparts.  This Amendment may be signed in two or more counterparts, each of which is deemed an original and all of which will constitute one agreement binding on all parties.  The parties agree that this Amendment will be considered signed when the signature of a party is delivered by facsimile or electronic mail transmission.  Such facsimile or electronic mail signature shall be treated in all respects as having the same effect as an original signature.

(c)                                  Amendments and Waivers.  This Amendment constitutes the entire agreement between the parties hereto relating to the subject matter hereof and supersedes all prior or contemporaneous agreements and understandings, written or oral, relating to such subject matter.  No term of this Amendment may be waived, modified or amended except in a writing signed by the party against whom enforcement of such waiver, modification or amendment is sought.

(d)                                 Severability.  Wherever possible, each provision of this Amendment shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.

(e)                                  Confidentiality and Publicity.  Neither party shall, in the course of performance of this Amendment or thereafter, use the other party’s name in any advertising or promotional materials without the prior written consent of the other party, which consent shall not be unreasonably withheld.

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to Letter Agreement as of the date first written above.

PHH MORTGAGE CORPORATION

By:	/s/ Richard J. Bradfield
Name: Richard J. Bradfield
Title: Senior Vice President and Treasurer

FANNIE MAE

By:	/s/ David C. Benson
David C. Benson
Executive Vice President — Capital Markets